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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/X/	Definitive Proxy Statement
/ /	Definitive Additional Materials
/ /	Soliciting Material Pursuant to §240.14a-12
AQUILA INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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	(1)	Amount Previously Paid:
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Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 31, 2005

Dear Shareholder:

        We cordially invite you to attend the Annual Meeting of Shareholders of Aquila, Inc. The meeting will be held at 2:00 p.m. on Wednesday, May 4, 2005, in the Grand Ballroom of the Clarion Hotel at the Sports Complex (formerly the Adam's Mark Hotel), 9103 East 39th Street, Kansas City, Missouri. Free parking is available on both the east and west sides of the building. We will serve light refreshments prior to the meeting, beginning at 1:30 p.m. We hope you will take this opportunity to visit one-on-one with members of our management team.

        The shares eligible to be voted at this meeting were determined on the record date of March 7, 2005. The official notice of the meeting appears on page 3. In addition to conducting the formal, required business, we will discuss Aquila's 2004 and first quarter 2005 performance and address your questions.

        The past three years have brought dramatic changes to Aquila. At the annual meeting, we will review our recent repositioning steps and discuss plans for the future. If you plan to attend the meeting, please check the appropriate box on your proxy card so we can plan appropriately.

        Enclosed with this proxy statement are Aquila's 2004 annual report and your proxy card. There are several ways to vote your shares. You may vote by telephone using a toll-free number or, if you have Internet access, you may vote online. Please see the voting procedures on page 4 for details. If you prefer not to vote by phone or the Internet, you may mark your proxy card and return it using the enclosed, postage-paid envelope.

        I also want to take this opportunity to remind you of the Aquila Shareholder Information Line. Through this interactive service, you may obtain our current stock price, hear about recent developments, and request other information about Aquila. To access this toll-free service, dial 1-888-828-2000.

        Your vote is important. We encourage you to read this proxy statement and to vote your shares. As always, thank you for your involvement in this important process.

Sincerely,

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        The Annual Meeting of Shareholders of Aquila, Inc. will be held at 2:00 p.m. (Central Time) on Wednesday, May 4, 2005, at the Clarion Hotel at the Sports Complex, 9103 East 39th Street, Kansas City, Missouri, to consider and take action on the following:

          1.    To elect three directors: Herman Cain, Patrick J. Lynch, and Nicholas J. Singer; and

          2.    To transact such other business as may properly come before the meeting and at any adjournments or postponements of the meeting.

        The record date for the Annual Meeting is March 7, 2005. Only shareholders of record at the close of business on that date may vote at the meeting.

                      BY ORDER OF THE BOARD OF DIRECTORS

                      Christopher M. Reitz

                      Interim General Counsel and
                      Corporate Secretary

COMMON QUESTIONS REGARDING OUR ANNUAL MEETING AND PROXY STATEMENT

1.     What Is The Purpose Of The Annual Meeting?

        At our annual meeting, shareholders will act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely, the election of directors. In addition, management will discuss the events of 2004 and the first quarter of 2005 and respond to questions from shareholders.

2.     Who Is Entitled To Vote At The Meeting?

        Only shareholders of record at the close of business on March 7, 2005, the record date for the meeting, are entitled to receive notice of and to participate in the annual meeting. If you were a shareholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or any postponements or adjournments of the meeting. In connection with our solicitation of proxies for the annual meeting, we are mailing this proxy statement to shareholders on or about March 31, 2005.

3.     What Constitutes A Quorum?

        The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum needed to conduct business at the meeting. As of the record date, 241,771,033 shares of common stock, representing the same number of votes, were outstanding. Thus, the presence of the holders of common stock representing at least 120,885,521 votes will be required to establish a quorum.

        Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of votes considered to be present at the meeting.

4.     What Methods Can I Use To Vote?

  (a)
  In Writing: shareholders may vote by written proxy card.

  (b)
  By Telephone and Internet: shareholders of record also can vote their proxies by touchtone telephone from the U.S. and Canada, using the toll-free telephone number on the proxy card, or by the Internet, using the procedures and instructions described on the proxy card and other enclosures. Street-name holders may vote by telephone or the Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the proxy statement. The telephone and Internet voting procedures are designed to authenticate shareholders' identities, to allow shareholders to vote their shares, and to confirm that their instructions have been properly recorded.

  (c)
  In Person: shareholders may vote in person at the meeting (unless they are street-name holders without a legal proxy).

5.     How Can I Revoke A Proxy?

        A shareholder who has submitted a proxy card or instructions may revoke that proxy by any one of the following three actions:

  (a)
  giving written notice to the Secretary of the Company,

  (b)
  delivering a later-dated proxy, or

  (c)
  voting in person at the meeting.

6.     What Are My Voting Choices When Voting For Director Nominees, And What Vote Is Needed To Elect Directors?

        Shareholders may vote for director nominees in one of the following ways:

  (a)
  in favor of all three nominees,

  (b)
  withhold votes from all three nominees, or

  (c)
  withhold votes from a specific nominee.

        Directors will be elected by a plurality. This means that the three nominees who receive more votes than any other nominee will be elected to office. A properly executed proxy marked "WITHHOLD AUTHORITY" with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

        If you hold your shares in "street name" through a broker or other nominee and you have not provided specific voting instructions, your broker or nominee will be permitted to vote your shares on the election of directors, except under certain circumstances, including if the election is subject to counter-solicitation. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

        The Board recommends a vote "FOR" each nominee.

7.     How Do I Vote My 401(k) Plan Shares?

        If you participate in the Retirement Investment Plan or 401(k), you may give voting instructions to the trustee for the number of shares of common stock equivalent to the Aquila common stock credited to your account as of the record date. These shares are represented on a separate voting instruction card. You may provide instructions by following the procedures outlined on the card. If you do not provide voting instructions, the trustee will vote the number of shares credited to your account in the same proportion that it votes shares for which it did receive timely instructions, unless the Trustee determines that to do so would be contrary to law.

        You may revoke previously given voting instructions by following the instructions outlined in Question 5 above.

8.     What Are The Board's Recommendations?

        Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board recommends a vote FOR each of the nominees designated by the Board.

        We do not know of any additional matters to be acted upon at the meeting. With respect to any other matter that properly comes before the meeting, the proxy holders will vote at their own discretion.

9.     What If A Shareholder Does Not Specify A Choice When Returning A Proxy?

        Shareholders should specify a choice for each matter on the enclosed proxy. If no instructions are given, proxies that are signed and returned will be voted FOR each of the nominees designated by the Board.

        Unless otherwise indicated or unless the context requires otherwise, all references in this proxy statement to "Aquila," "Company," "we," "our," "us," or similar references mean Aquila, Inc. and its subsidiaries.

DIRECTOR INFORMATION

Current Directors

Name	Year Term Expires	Principal Occupation or Employment and Position with the Company	First Year Elected or Appointed	Age
John R. Baker	2005	Retired Vice Chairman of the Board and Senior Vice President of Corporate Development of the Company	1971	78
Herman Cain	2005	Former Chairman of the Board of Godfather's Pizza, Inc., Omaha, Nebraska; Chief Executive Officer, T.H.E., Inc.	1992	59
Patrick J. Lynch.	2005	Chairman of the Board of Trustees of Iona College, New Rochelle, NY; Retired Senior Vice President and Chief Financial Officer, Texaco, Inc.	2004	67
Dr. Michael M. Crow	2006	President, Arizona State University, Tempe, Arizona	2003	49
Richard C. Green.	2006	Chairman, President and Chief Executive Officer of the Company	1982	50
Gerald L. Shaheen	2006	Group President of Caterpillar, Inc., Peoria, Illinois	2001	59
Irvine O. Hockaday, Jr.	2007	Retired President and Chief Executive Officer of Hallmark Cards, Inc., Kansas City, Missouri	1995	67
Heidi E. Hutter	2007	Chief Executive Officer of The Black Diamond Group, LLC, Austin, Texas	2002	46
Dr. Stanley O. Ikenberry	2007	Former President of the American Council on Education, Washington, D.C.; President Emeritus and Regent Professor of the University of Illinois, Champaign, Illinois	1993	69

Director Nominees

Herman Cain
Patrick J. Lynch
Nicholas J. Singer	Senior Partner of Cyrus Capital Partners, L.P.	25

Biographies

        John R. Baker retired as Vice Chairman of the Board of the Company in 1995, a position he held since 1991. He also served as Senior Vice President of Corporate Development of the Company from 1985 through 1991. Mr. Baker has chosen not to seek reelection to the Board. To retain his talents and expertise, it is expected that the Board will invite Mr. Baker to attend Board meetings in the future in a new capacity as director emeritus.

        Herman Cain has been the Chief Executive Officer of T.H.E., Inc., a leadership consulting company since 1996. He is the former Chairman of the Board of Godfather's Pizza, a position he held for 16 years. Mr. Cain serves as a director of Reader's Digest Association, Inc. and AGCO Corporation. He is also a member of the Board of Trustees of Morehouse College.

        Dr. Michael M. Crow has served as President of Arizona State University since July 2002. Prior to joining ASU, Dr. Crow was Executive Vice Provost of Columbia University, where he was also Professor of Science and Technology Policy in the School of International and Public Affairs, positions he held from 1998 until July 2002. Prior to serving at Columbia, he was Institute Professor of Technology Management and Director of the Institute for Physical Research and Technology at Iowa State University.

        Richard C. Green has served as Chairman, President and Chief Executive Officer of the Company since October 2002. He has been the Chairman since February 1989 and was also Chief Executive Officer of the Company from May 1985 through December 2001. Mr. Green also served as President of the Company from May 1985 through February 1996.

        Irvine O. Hockaday, Jr. retired in December 2001 as President and Chief Executive Officer of Hallmark Cards, Inc., positions he held since 1983. Mr. Hockaday serves as Trustee of the Hall Foundation. He is also a director of Sprint Corporation, Ford Motor Company, Crown Media, Inc., Dow Jones and Company and Estee Lauder Company.

        Heidi E. Hutter has been Chief Executive Officer of The Black Diamond Group, LLC. since 2001. She was previously Chairman, President, and Chief Executive Officer of Swiss Reinsurance America Corp. from 1996 to 1999, and managed the Equitas Project of Lloyd's of London from 1993 through 1995. Ms. Hutter is a Fellow of the Casualty Actuarial Society, a member of the Board of Overseers of the School of Risk Management at St. John's University and a director of Aspen Insurance Holdings Limited.

        Stanley O. Ikenberry, Ph.D., served as President of the American Council on Education from 1996 through 2001. Dr. Ikenberry is also a Regent Professor and President Emeritus of the University of Illinois. He previously served as President of the university from 1979 to 1995. Dr. Ikenberry serves as a director of Pfizer, Inc. and Sagmore Sports Publishing, Inc., and as President of the Board of Overseers of the Teachers Insurance and Annuity Association—College Retirement Equities Fund.

        Patrick J. Lynch retired in 2001 as Senior Vice President and Chief Financial Officer of Texaco, Inc., positions he held since 1997. Mr. Lynch serves as a director of North American Galvanizing and Coatings, Inc. and is the Chairman of the Board of Trustees of Iona College in New Rochelle, NY. He also is a past member of the Board of Trustees of the American Petroleum Institute, the Conference Board of the Financial Executives Institute, and the CFO Advisory Council.

        Gerald L. Shaheen has been Group President of Caterpillar, Inc. since 1998. Prior to that, he was managing director of Caterpillar Overseas S.A. and then vice president of the company's Engine Products Division. He joined Caterpillar in 1967. Mr. Shaheen also serves on the Board of Directors of National City Corporation and is a member of the boards of Bradley University, the Mineral Information Institute, Inc., the National Chamber Foundation, the Center for Energy and Economic Development, the OSF Saint Francis Medical Center Foundation Council and the Association of Equipment Manufacturers.

        Nicholas J. Singer is a Senior Partner of Cyrus Capital Partners, L.P. He was a senior research analyst and Principal at OZF Management, L.P. from 2002 until the founding of Cyrus Capital Partners, L.P. in 2005. Prior to joining OZF Management, L.P., Mr. Singer was a distressed securities analyst on the High Yield Trading Desk at Goldman Sachs. From 2000-2001, Mr. Singer was a member of the Principal Investment Area of Goldman Sachs in New York. Mr. Singer has a B.S. in Economics from the Wharton School and B.A.S. in Electrical Engineering from the School of Engineering and Applied Science of the University of Pennsylvania.

Independence

        The Board of Directors has made a determination that, with the exception of Mr. Green, each member of the Board of Directors and each of the director nominees is independent from Aquila. The Board uses the New York Stock Exchange rules relating to independence as a guide to assessing the independence of its membership. The Board has determined that, with the exception of Mr. Green, none of its members and no director nominee has any relationship that, under New York Stock Exchange rules, would preclude their service on any of the standing committees of the Board. In addition, the Board requires each of its members and each of the director nominees to disclose in an annual questionnaire any relationship he or she or his or her family members have had with Aquila, its subsidiaries, its independent accountants, directors and officers within the past five years. The Board considers any such relationship in making its determination.

Meetings and Attendance of the Board and Committees of the Board

        In 2004, our Board met 17 times. Our Board has five standing committees. The duties of each committee are described below. It is Aquila's policy that all persons nominated for election to the Board at an annual meeting be present at the annual meeting. Five of our directors attended the 2004 annual meeting. During 2004, all directors attended at least 75% of the meetings of the Board and the committees on which they served and for the period in which they held office with the exception of Herman Cain who attended 61% and Michael Crow who attended 71% of such Board and Committee meetings.

Committees of the Board	Summary of Responsibilities of the Committees*	Current Committee Members	Number of meetings held in 2004
Audit	Retains independent accountants and pre-approves their services. Reviews and approves audit plans, accounting policies, financial statements and financial reporting, internal audit reports and internal controls.	Shaheen** Baker Hutter Lynch	17
Business Process Improvement	Oversees, monitors, evaluates, and makes recommendations regarding the formation, development, and operation of the Company's business process improvement program.	Crow** Hockaday Shaheen	4
Compensation and Benefits	Evaluates the performance of the Chief Executive Officer and establishes the compensation of the Chief Executive Officer and other executive officers. Establishes and monitors management's administration of our retirement plans and employee benefit plans.	Hockaday** Crow Ikenberry	4
Executive	Exercises the authority of the Board on matters of an urgent nature that arise when the Board is not in session.	Green** Cain Hockaday	0
Nominating and Corporate Governance	Identifies, considers and recommends to the Board nominees for directors. Develops and recommends to the Board corporate governance principles applicable to Aquila. Oversees the annual evaluation of the Board and its committees.	Ikenberry** Baker Hockaday	5

*
The responsibilities of the Audit Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee, and Business Process Improvement Committee are described in each of the committees' respective charters, which were adopted by the Board. These committee charters, along with our Corporate Governance Principles, Code of Business Conduct, Code of Ethics for Senior Financial Officers and annual report are available on our website at www.aquila.com/corpgov. Copies may also be obtained by writing to Investor Relations, Aquila, Inc., 20 West Ninth Street, Kansas City, MO 64105.

**
Indicates Committee chair.

Communications with the Board

        You may contact our Board, a committee of our Board, or an individual director by writing to them at Aquila, Inc., 20 West Ninth Street, Kansas City, MO 64105, Attention: Corporate Secretary—Board Communication. All communications will be compiled by the Secretary and submitted to the presiding member of the Board, a committee chair, or an individual director, as applicable, on a periodic basis. The Secretary will respond to letters or take other actions in accordance with instructions from the applicable Board contact.

Director Compensation

        Directors who are employees do not receive fees or any other compensation for their services as directors. Directors who are not employees receive an annual retainer of $45,000, plus $1,250 for each Board and committee meeting they attend. Non-employee directors receive an annual fee of $3,500 if they chair a Board Committee. In addition, non-employee directors are reimbursed for expenses, including travel, they incur in connection with attending meetings. In 2004, non-employee directors received 1,875 shares of common stock per quarter, which may have been deferred if so elected by individual directors.

STOCK OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        The rules of the Securities and Exchange Commission require our directors and executive officers to file reports of their holdings and transactions in our common stock. Based upon our records and other information, we believe that all required filings were made in a timely manner with the exception of four filings for the disposition of shares withheld to satisfy tax obligations upon release of restricted shares. These filings were for shares withheld in March 2004 for Rick Dobson, Leslie Parrette, Keith Stamm and Jon Empson.

Stock Ownership of Directors, Director Nominees, and Executive Officers

        In general, "beneficial ownership" includes those shares a director, director nominee, or officer has sole or shared power to vote or transfer, and stock options that are currently exercisable or that are exercisable within 60 days. On February 28, 2005, the directors, director nominees, and executive officers of Aquila beneficially owned a total of 11,084,375 shares of our common stock.

Name of Beneficial Owner	Issued Shares Beneficially Owned		Exercisable Stock Options		Total Beneficial Ownership		Percent of Class(1)
John R. Baker	44,821	(2)	—		44,821	(2)	—
Herman Cain	43,568		—		43,568		—
Michael M. Crow	13,750		—		13,750		—
Rick J. Dobson	19,733		35,446	(5)	55,179		—
Richard C. Green	782,391	(3)	958,910	(5)	1,741,301	(3)	—
Irvine O. Hockaday, Jr.	41,918		—		41,918		—
Heidi E. Hutter	32,522		—		32,522		—
Stanley O. Ikenberry	35,522		—		35,522		—
Patrick J. Lynch	5,625		—		5,625		—
Leo E. Morton	58,529		86,000	(5)	144,529		—
Leslie J. Parrette, Jr.	22,998		12,500	(5)	35,498		—
Gerald L. Shaheen	32,815		—		32,815		—
Keith G. Stamm	115,917	(4)	226,826	(5)	342,743	(4)	—
Nicholas J. Singer	8,228,920	(6)	—		8,228,920	(6)	3.40%
Directors, Director Nominees and Executive Officers as a group (18 persons)	9,565,841	(7)	1,518,534		11,084,375	(7)	4.59%

(1)
Percentages are omitted for individual directors and executive officers because each owns less than 1% of our common stock.

(2)
Includes 1,179 shares held by a family member, for which John R. Baker is attorney-in-fact.

(3)
Includes 13,556 shares held in trusts of which Mr. Green has voting and investment control.

(4)
Includes 29,323 shares held by Stamm Family L.P. of which Keith G. Stamm is a general partner.

(5)
No exercisable options are "in-the-money." Exercise prices of these options range from $18.17 to $34.80.

(6)
All of these shares are beneficially owned by Cyrus Capital Partners, L.P. in its capacity as an investment manager to a number of investment funds with respect to which it has voting and dispositive authority. Mr. Singer is a senior partner of Cyrus Capital Partners, L.P. and disclaims beneficial ownership of these shares. Includes 1,920,421 shares issuable upon conversion of

  Premium Equity Income Securities or PIES, representing the Company's 6.75% manditorily convertible senior notes.

(7)
Includes 1,926,048 shares issuable upon conversion of Premium Equity Income Securities or PIES, representing the Company's 6.75% manditorily convertible senior notes.

Stock Ownership Of Certain Beneficial Owners

        Set forth below are the only persons or groups known to us as of December 31, 2004, to beneficially own five percent or more of our common stock.

Name and Address of Beneficial Owner	Amount of Beneficial Ownership		Percent of Class
Horizon Asset Management, Inc. 470 Park Avenue South New York, NY 10016	21,284,522		8.8%
OZ Management, LLC 9 West 57th Street New York, NY 10019	18,912,989	(1)	7.6%
Perry Capital 599 Lexington Avenue New York, NY 10022	17,542,160	(1)	7.1%
Prudential Financial, Inc. 751 Broad Street Newark, NJ 07102	14,781,079		6.1%
Jennison Associates LLC 466 Lexington Avenue New York, NY 10017	14,624,500		6.1%

(1)
The amount of beneficial ownership listed above for OZ Management, LLC, and Perry Capital includes the following number of shares of Common Stock issuable upon conversion of Premium Income Equity Securities or PIES, representing the Company's 6.75% manditorily convertible senior notes which were assumed as outstanding for purposes of these calculations: 7,170,431 shares for OZ Management, LLC, and 4,823,160 shares for Perry Capital.

REPORT ON EXECUTIVE COMPENSATION

        Our Compensation and Benefits Committee submits the following report on executive compensation:

        As members of the Compensation and Benefits Committee (the "Committee"), we consider providing direction and oversight for the administration of executive compensation our most important role. While performing this role, we want to make sure that the compensation policies and practices support the achievement of the Company's short-term and long-term goals along with maintaining the Company's organizational values. As three independent, non-employee directors, we maintain an impartial view as we oversee the Company's executive compensation activities. Impartiality is important as we approve the design of the compensation programs, assess their effectiveness, and oversee the administration of the programs. We also review and approve all salaries and other forms of compensation for the Company's senior executives, and evaluate the executives' performance along with other related matters.

Compensation Philosophy

        The Committee believes management must have a vested interest in the future success of the Company, just like our shareholders. This linkage to shareholders not only affects future awards but also significantly impacts the value of past awards made in Company stock.

        Our overall philosophy is to ensure the Company's executive pay is competitive with similar companies, while rewarding or withholding rewards to executives based on how successful they are at achieving specific performance goals. As a matter of common practice, we seek advice from an independent compensation consultant to ensure we are accurately comparing the Company's executive compensation levels to those of similar companies. Our compensation philosophy is built on the following principles:

  •
  Total compensation should be comparable with companies in our industry similar in size and operations.

  •
  Heavy emphasis is put on variable incentive pay that matches total rewards with the achievement of established performance goals.

  •
  Compensation programs are designed to support the achievement of the Company's business strategy.

  •
  Executives' long-term compensation is closely tied to the total return on the Company's common stock.

        According to the principles outlined above and reflective of the Company's recent history, Aquila's top executive officers elected to forgo certain compensation opportunities in light of the current financial condition of the Company.

Elements That Make Up Total Compensation For Executives

        The Company's total compensation consists of the following components: base salary, annual incentives, long-term incentives and benefits. We consider these components as integral parts of an executive's compensation package. Other pieces we look at are severance plans and retirement benefits. We want to make sure the total compensation opportunity is competitive, but also appropriately reflects the performance of the Company. The payments for 2004 under each of these components of total compensation are described below.

  Base Salary (Frozen)

          Base salaries represent the amount executives are paid on a regular basis (as opposed to an incentive, which is only paid if certain goals are achieved). Therefore, this part of an executive's pay is a very important tool in attracting and retaining talented people. We review each executive officer's base salary annually. For each position, base salaries are targeted to approximate the average base salaries paid to executives of similar companies. To make sure each executive is paid appropriately, we consider the executive's level of responsibility, prior experience, overall knowledge, executive pay for similar positions in other companies, and executive pay within the Company. When considering annual increases to base pay we also consider company performance and its ability to sustain the increased pay.

          In light of the Company's current financial situation, there were no increases to the base pay rates for most of the top executive officers in 2004. An exception was made for Mr. Rick Dobson to more closely align his salary with his position as Chief Financial Officer.

  Annual Incentives (Suspended)

          There were no annual incentive awards paid to top executive officers for 2004.

          These awards, generally granted under the terms of the Aquila 2002 Omnibus Incentive Plan, are a major component of each executive's total compensation. This component of the compensation package has been suspended for our top executive officers until the Company's financial condition improves.

  Long-Term Incentives (Suspended)

          No long-term incentives will be paid for 2004, and no new options or performance units were granted to top executive officers in 2004.

          Generally, long-term incentives are provided according to our Omnibus Incentive Plan. We determine if an executive is eligible for participation in this plan based on prior experience, performance measures, and compensation practices of the Company's competitors. Only executives who have an ongoing, company-wide impact are eligible to participate in this plan. Historically, our long-term incentives were made up of performance units and stock options.

  Benefits

          The benefits we offer key executives serve a different purpose than the compensation programs described above. In general, they provide some level of protection against the chance of personal financial difficulties as a result of illness, disability or death. The benefits offered are usually comparable to those offered to all other employees, with some differences based on tax and employee benefit laws.

Chief Executive Officer (CEO) Compensation

        We review the Chief Executive Officer's base salary every year. In 2002, Mr. Green's salary was set at the average level of pay for CEO's of companies we considered peers at the beginning of 2002, which were much larger companies than those with which we now compare ourselves. Aquila's peer group now reflects domestic utility companies similar to Aquila in size and operations. We will continue our practice of comparing the CEO's base pay to that of CEO's of our peers. Mr. Green received no salary increase in 2003 or 2004.

        Mr. Green was not eligible to receive annual incentive pay for 2004. Mr. Green also received no long-term incentive payments for the three-year performance unit cycle ending in 2004. He was also not awarded any new performance units for the cycle beginning in 2004, nor was he granted any stock options during 2004.

Internal Revenue Code 162(m) Considerations

        In designing the compensation programs, the Committee's primary consideration is the Company's achievement of strategic business goals that serve to enhance shareholder value. Section 162(m) of the Internal Revenue Code, as amended, limits a company's ability to deduct compensation paid in excess of $1 million to the Chief Executive Officer and the next four highest paid officers in any year, unless the compensation meets certain performance requirements. Both the Annual Incentive Plan and Long-Term Incentive Plan currently meet the performance requirements under Section 162(m). The Committee remains committed to making awards that qualify as deductible compensation under section 162(m) of the Code whenever possible.

Conclusion

        We believe it is critical that the executive compensation programs align executive awards with the performance of the Company and reflect the Company's strategy and scale. Our industry and Aquila have experienced extreme volatility over the past few years. It is imperative that our executives' compensation reflects the Company's performance over that time. To that end, no executive incentives were awarded for 2004 performance, nor were there any new awards of performance units or stock options. From 1999 through 2001, our company experienced dramatic growth and exceptional financial performance. The awards earned by our executives for that period reflected that superior performance, just as the lack of awards for 2002, 2003, and 2004 reflect those years' disastrous financial results.

        Our philosophy has always been to target our total compensation for executives relative to our peers against which we compete for executive talent. We will continue that philosophy. While the Company has significantly reduced its executive and non-executive workforce, it must continue to motivate and compete with many companies for the services of the talented group of employees it has selected to retain. We will continue to monitor the effectiveness of our total compensation programs to ensure they reflect the strategy and performance of the business and promote the needs and goals of the Company and its shareholders.

Irvine O. Hockaday, Jr.
Michael M. Crow
Stanley O. Ikenberry

SUMMARY COMPENSATION TABLE

NAME	YEAR	SALARY $		BONUS $		OTHER ANNUAL COMP $	RESTRICTED STOCK AWARDS (1) $	STOCK OPTIONS #	LTIP $	ALL OTHER COMP $
Richard C. Green Chairman, President and Chief Executive Officer	2004 2003 2002	1,028,077 989,300 989,365	(7)	0 0 0		20,518 21,572 21,642	0 0 0	0 0 0	0 0 0	75,711 50,111 65,801	(2)
Keith G. Stamm Senior Vice President and Chief Operating Officer	2004 2003 2002	467,308 450,000 413,924	(7)	0 0 0		15,252 13,329 4,443	0 0 0	0 0 0	0 0 0	38,445 30,815 31,968	(3)
Rick J. Dobson Senior Vice President and Chief Financial Officer	2004 2003 2002	309,616 262,538 170,333	(8)	0 0 175,000	(9)	3,540 4,337 2,602	0 0 0	0 0 0	0 0 0	34,217 24,900 16,042	(4)
Leslie J. Parrette, Jr. Former Senior Vice President, General Counsel and Corporate Secretary	2004 2003 2002	358,269 345,000 337,260	(7)	0 0 300,000	(9)	4,072 4,709 4,443	0 0 0	0 0 0	0 0 0	24,269 22,426 23,068	(5)
Leo E. Morton Senior Vice President and Chief Administrative Officer	2004 2003 2002	344,770 332,001 324,664	(7)	0 0 0		7,914 8,859 9,147	0 0 0	0 0 0	0 0 0	36,462 30,652 29,690	(6)

1)
Restrictions lapse at various times following the first or third anniversary of the grant. As of December 31, 2004, the total shares and value of restricted stock held by the above officers are: Mr. Green (413,143 shares; $1,538,958); Mr. Stamm (0 shares; $0); Mr. Dobson (0 shares; $0); Mr. Parrette (0 shares; $0); and Mr. Morton (0 shares; $0). All market values are determined as of December 31, 2004.

2)
Consists of employer contributions to the Retirement Investment Plan of $18,267, employer contributions to the Capital Accumulation Plan of $23,547, a lump-sum payment of perquisite allowance for 2004 of $20,000, premium of $3,353 paid for term life insurance and accidental death and dismemberment ("AD&D") insurance equivalent to three times salary, and an allowance of $10,544 representing the company contribution to the flexible benefits program on behalf of Mr. Green.

3)
Consists of employer contributions to the Retirement Investment Plan of $11,014, employer contributions to the Capital Accumulation Plan of $7,253, a lump-sum payment of perquisite allowance for 2004 of $10,000, premium of $1,215 paid for term life insurance and AD&D insurance equivalent to three times salary, and an allowance of $8,963 representing the company contribution to the flexible benefits program on behalf of Mr. Stamm.

4)
Consists of employer contributions to the Retirement Investment Plan of $18,067, employer contributions to the Capital Accumulation Plan of $1,803, a lump-sum payment of perquisite allowance for 2004 of $5,000, premium of $783 paid for term life insurance and AD&D insurance equivalent to three times salary, and an allowance of $8,563 representing the company contribution to the flexible benefits program on behalf of Mr. Dobson.

5)
Consists of employer contributions to the Retirement Investment Plan of $11,962, employer contributions to the Capital Accumulation Plan of $2,900, a lump-sum payment of perquisite allowance for 2004 of $5,000, premium of $932 paid for term life insurance and AD&D insurance equivalent to three times salary, and an allowance of $3,475 representing the company contribution to the flexible benefits program on behalf of Mr. Parrette.

6)
Consists of employer contributions to the Retirement Investment Plan of $18,214, employer contributions to the Capital Accumulation Plan of $3,903, a lump-sum payment of perquisite allowance for 2004 of $5,000, premium of $3,287 paid for term life insurance equivalent to four times salary and AD&D insurance equivalent to five times salary, and an allowance of $6,059 representing the company contribution to the flexible benefits program on behalf of Mr. Morton.

7)
Officers did not receive an increase in salary in 2004. However, total base compensation was higher in 2004 than in 2003 because an extra bi-weekly pay period occurred during the year due to the placement of days on the calendar. This extra pay cycle occurs once every 11 years.

8)
Mr. Dobson received an increase in salary in 2004 to more closely align his compensation with his position as Chief Financial Officer. His salary also reflects the additional pay period as discussed in note 7 above.

9)
Payment made to Mr. Parrette and Mr. Dobson to retain their services through a critical period for the Company.

EXECUTIVE AGREEMENTS

        Several executives listed in the Summary Compensation Table have entered into agreements with us that provide severance benefits designed to avoid an interruption of management following a change in control. If, within 12 months of a change of control, the executive is terminated without good cause or quits for good reason, Aquila will pay Mr. Morton a lump sum equal to 2.99 times base salary and average incentive bonus. Mr. Morton will also receive certain other insurance benefits for three years after the date of termination, the vesting of any outstanding equity compensation awards, and payment of any compensation that had previously been deferred. Mr. Stamm will receive a payment of 2.99 times and Mr. Dobson will receive 2.0 times their respective base pay and the average incentive payments for comparable positions among our peer companies as determined by an outside consultant. Each will receive certain other insurance benefits for two years after the date of termination, vesting of any outstanding equity compensation awards, and payment of any compensation that had previously been deferred.

        Mr. Green's employment agreement was re-negotiated in 2002 in connection with his appointment as Chief Executive Officer. Mr. Green's employment agreement permits adjustments to his salary annually. Material reductions are permitted in connection with an arrangement applicable to other senior executives. Under the terms of his agreement, if he is terminated without good cause or if he quits for good reason, Aquila will pay an amount equal to three times his base pay plus three times his target bonus for the year he is terminated. He will also receive three years additional credit toward his pension, the continued right to the benefit of unvested restricted stock and stock option awards, outplacement service and certain other benefits consistent with what he would have received as an employee. These benefits would not be provided should he be terminated for good cause.

OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)(1)	Value Realized ($)(2)	Number of Shares Underlying Unexercised Options at FY-End(#) Exercisable/ Unexercisable	Value of Unexercised In-The-Money Options at FY-End($)(2) Exercisable/Unexercisable
Richard C. Green Chairman, President and Chief Executive Officer	0	0	820,448/138,462	$0/0
Keith G. Stamm Senior Vice President and Chief Operating Officer	0	0	195,038/31,788	0/0
Rick J. Dobson Senior Vice President and Chief Financial Officer	0	0	30,897/4,549	0/0
Leo E. Morton Senior Vice President and Chief Administrative Officer	0	0	79,750/6,250	0/0
Leslie J. Parrette, Jr. Former Senior Vice President, General Counsel and Corporate Secretary	0	0	6,250/6,250	0/0

(1)
Option holders may surrender shares to pay the option exercise price and tax withholding requirements.

(2)
No options were exercised in 2004 and no unexercised options are "in-the-money." Exercise prices of these options range from $18.17 to $34.80.

RETIREMENT PLAN

        We maintain the Aquila, Inc. Restated Retirement Income Plan (the "Retirement Plan"). Provisions of the Internal Revenue Code limit benefits payable from the Retirement Plan. We therefore maintain an unfunded supplemental retirement plan to provide for the payment of retirement benefits calculated in accordance with the Retirement Plan, which would otherwise be limited by the provisions of the Code.

        The following table sets forth the estimated annual benefits payable to people in specified remuneration and service classifications assuming retirement in 2005 at age 62.

	Years of Service
Final Average Compensation	15	20	25	30	35	40
$200,000	$34,188	$48,284	$64,180	$80,076	$84,576	$89,076
300,000	57,663	80,484	105,330	130,176	136,926	143,676
400,000	81,663	113,334	147,180	181,026	190,026	199,026
500,000	105,663	146,184	189,030	231,876	243,126	254,376
600,000	129,663	179,034	230,880	282,726	296,226	309,726
700,000	153,663	211,884	272,730	333,576	349,326	365,076
800,000	177,663	244,734	314,580	384,426	402,426	420,426
900,000	201,663	277,584	356,430	435,276	455,526	475,776
1,000,000	225,663	310,434	398,280	486,126	508,626	531,126

        Benefits are paid based on an executive's years of service and final average compensation. Final average compensation is defined as total base salary excluding overtime payments, bonuses, and any other extraordinary compensation. Final average compensation is computed using an individual's four highest consecutive years' salaries.

        The years of credited service for the following officers named in the Summary Compensation Table are as follows: Richard C. Green, 27 years; Keith G. Stamm, 23 years; Leslie J. Parrette, Jr., 5 years; Leo E. Morton, 11 years; and Rick J. Dobson, 14 years. Benefits have been computed on the basis of a straight-life annuity and there is no reduction for Social Security or other offsets.

PERFORMANCE GRAPH

        The graph compares the cumulative total shareholder return on our common stock for the last five fiscal years with the cumulative total return of the S&P 500 Index, the S&P Multi-Utility Index, and the Edison Electric Institute Combination Gas and Electric Utility Index.

        The graph assumes that the value of the investment in our stock and each index was $100 on December 31, 1999, and that all dividends were reinvested.

(1)
The S&P Multi-Utility Index consists of the following companies: AES, Calpine, Duke Energy, Dynegy, El Paso, Mirant, Reliant Resources, and Williams. Data provided by CoreData Financial Information.

(2)
The EEI Index consists of 103 domestic electric and gas utility companies.

CORPORATE GOVERNANCE

        Aquila's independent directors meet in separate sessions led by the presiding independent director, Herman Cain. The Board also has a Nominating and Corporate Governance Committee, chaired by independent director Stanley O. Ikenberry.

Report of the Nominating and Corporate Governance Committee of the Board

        The Nominating and Corporate Governance Committee comprises three directors, each of whom is independent as defined under New York Stock Exchange listing standards. The charter of the Nominating and Corporate Governance Committee is located in the Investors section of our website at www.aquila.com.

        The Nominating and Corporate Governance Committee identifies and recommends to the Board nominees for directors to be considered at the annual meeting of shareholders. The Committee also considers nominees submitted by shareholders to the Secretary of Aquila in accordance with the procedures set forth in Aquila's Bylaws. You may obtain a copy of the Bylaws by writing to Aquila, Inc., 20 West Ninth Street, Kansas City, MO 64105, Attention: Corporate Secretary. Aquila's Bylaws can also be found in the Investors section of the Company's website at www.aquila.com.

        In identifying and evaluating candidates for nomination to the Board, the Nominating and Corporate Governance Committee considers several factors, including education, experience, knowledge, expertise, independence and availability to effectively carry out the duties of a Board member. The qualifications and backgrounds of prospective candidates are reviewed in the context of the current composition of the Board to ensure the Board maintains the proper balance of knowledge, experience and diversity to effectively manage our business for the long-term interests of the shareholders.

        The Nominating and Corporate Governance Committee engages an independent search firm from time to time to assist in identifying and evaluating potential directors.

        By letter, dated February 28, 2005, and in accordance with the Bylaws of the Company, Cyrus Opportunities Master Fund II, Ltd. (the "Fund"), a stockholder of the Company, notified the Company of its intention to nominate at the Annual Meeting each of Stephen C. Freidheim and Nicholas J. Singer for election as directors of the Company. Messrs. Freidheim and Singer are partners of Cyrus Capital Partners, L.P., which acts as investment manager to the Fund. By letter, dated March 10, 2005, the Fund asserted its right to inspect stockholder records of the Company for the purpose of enabling the Fund to communicate with other Company stockholders with respect to the Company's affairs in general and to proceed with a solicitation of proxies from the Company's stockholders regarding its nominees for election to the Board. After meetings of the Board and discussions between Mr. Freidheim and management of the Company, the Board determined that it would consider the inclusion of Mr. Singer in the Company's slate of nominees for directors to be elected at the Annual Meeting. After meetings between Mr. Singer and members of the Board, including representatives of the Nominating and Corporate Governance Committee, the Nominating and Corporate Governance Committee determined to recommend, and the Board approved, the inclusion of Mr. Singer among the nominees designated by the Board for election as directors at the Annual Meeting.

        The foregoing report is furnished by the Nominating and Corporate Governance Committee of the Board.

  Stanley O. Ikenberry
  John R. Baker
  Irvine O. Hockaday, Jr.

AUDIT COMMITTEE AND INDEPENDENT PUBLIC ACCOUNTANTS

Qualification of Audit Committee Members

        Aquila's Audit Committee consists of four independent directors, each of whom has been selected for membership on the Audit Committee by the Board of Directors based on the Board's determination that he or she is fully qualified to oversee Aquila's internal audit function, assess and select independent auditors, and oversee Aquila's financial reporting processes and overall risk management. The Audit Committee has the authority to seek advice and assistance from outside legal, accounting or other advisors and exercises such authority as it deems necessary. The full text of the charter of the Audit Committee can be found in the Investors section of our website at www.aquila.com.

        Through a range of experiences in business and executive leadership and service on the boards of directors of other companies, and through experience on Aquila's Board of Directors and Audit Committee, each member of the Committee has an understanding of generally accepted accounting principles and has significant experience in evaluating the financial performance of public companies. Moreover, the Audit Committee members have gained valuable special knowledge of the financial condition and performance of Aquila. The Board has determined that Patrick J. Lynch is a "financial expert" as that term is used under the rules of the Securities and Exchange Commission.

Report of the Audit Committee of the Board

        Our Audit Committee submits the following report:

        The Audit Committee retains and oversees Aquila's independent accountants, discusses and reviews with management accounting policies and financial statements, evaluates external and internal audit performance, investigates complaints and other allegations of fraud or misconduct by the Company's management and employees and evaluates policies and procedures. The Audit Committee met 17 times during 2004 to carry out these activities. The remainder of this report relates to certain actions taken by the Audit Committee in fulfilling its roles as they relate to ascertaining the independence of our public accountants and recommending the inclusion of Aquila's financial statements in its annual report.

        During 2004, the Audit Committee discussed with Aquila's independent registered public accounting firm and internal auditors the overall scope and plans for their respective audits. The Audit Committee also met periodically with the internal auditors and independent registered public accounting firm to discuss the results of their examinations, the overall quality of Aquila's financial reporting and their evaluations of its internal controls.

        The Audit Committee of the Board has received from KPMG LLP, our independent registered public accounting firm, written disclosures and the letter required by the Independence Standards Board's Standard No. 1, "Independence Discussions with Audit Committees," that discloses all relationships between Aquila and KPMG LLP that may be thought to bear on the independence of KPMG LLP from the Company. The Audit Committee has discussed with KPMG LLP the contents of the written disclosure and letter as well as the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2004, with our management, which has primary responsibility for the financial statements.

        The foregoing report is furnished by the Audit Committee of the Board.

  Gerald L. Shaheen
  John R. Baker
  Heidi E. Hutter
  Patrick Lynch

Fees Paid to KPMG LLP

        Below is a summary of the amounts for which Aquila was billed by KPMG for services provided by KPMG LLP, as well as the percentage of these services that were approved in advance by our Audit Committee.

	2004		2003
	Fees	% Pre-approved	Fees	% Pre-approved
Audit Fees	$3.79 million	100%	$4.26 million	100%
Audit-Related Fees	.32 million	100	2.06 million	100
Tax Fees	2.40 million	100	5.94 million	100

        The Audit Committee unanimously approves in advance all services provided by KPMG LLP to the Company. This process involves obtaining (i) a written description of the proposed services, (ii) the confirmation of the Chief Financial Officer that the services are compatible with maintaining specific principles relating to independence, and (iii) confirmation from the General Counsel that the services are not among those that our independent auditors have been prohibited from performing as outlined in the charter of the Audit Committee under the rules of the Securities and Exchange Commission. The members of the Audit Committee then make a determination to approve or disapprove the engagement of KPMG LLP for the proposed services.

        Based upon the Audit Committee's review and discussions noted above, the Audit Committee recommended to the Board that the financial statements of Aquila audited by KPMG LLP be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Relationship With Independent Registered Public Accounting Firm

        Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

        The Audit Committee of the Board of Directors has retained KPMG LLP as our independent registered public accounting firm for the year 2005.

OTHER INFORMATION

Proposals of Security Holders

        If you wish to submit proposals for possible inclusion in our 2006 proxy statement, you must do so on or before November 18, 2005. It is anticipated that the proxy statement and form of proxy relating to that meeting will be mailed to you on or about March 15, 2006.

        Also, if you want to bring a matter before the 2006 annual shareholders meeting or nominate a person for election to the Board at the meeting, our Bylaws require you to notify us in writing at least 60 days prior to the meeting. Our 2006 annual shareholder meeting is currently scheduled for May 3, 2006. Accordingly, we must receive all notices by March 3, 2006.

        Notices and proposals should be sent to our principal executive offices located at 20 West Ninth Street, Kansas City, Missouri 64105, Attention: Corporate Secretary.

Solicitation of Proxies

        We are making this solicitation by mail, but our officers or employees may also solicit proxies by telephone or in person. We may reimburse brokerage firms and others for their expenses in forwarding soliciting material to the beneficial owners. We have hired Morrow & Co. to assist in the distribution of proxy materials. Their fees will be $2,500 plus reimbursement of out-of-pocket expenses.

Delivery of Proxy Materials to Households Where Two or More Shareholders Reside

        Securities and Exchange Commission (SEC) rules allow us to deliver a single copy of an annual report or proxy statement to any household where two or more shareholders reside if we believe the shareholders are members of the same family. This rule benefits you by reducing duplicate information you receive at your household. It also benefits us by reducing our printing and mailing costs.

        We mailed your household a single set of proxy materials this year unless you provided instructions to the contrary in response to a notice previously mailed to you. However, we mailed each shareholder in your household a separate proxy card or voting instruction form. If you prefer to receive your own copy of the proxy materials for this year's Annual Shareholder Meeting, please request a duplicate set by writing to Aquila Investor Relations, 20 W. Ninth Street, Kansas City, Missouri, 64105 or by calling 800-487-6661.

        If you prefer to receive your own copy of proxy materials in the future, and you are a registered holder, please contact Aquila's Investor Relations. If a broker or other nominee holds your shares, you may instruct your broker to send duplicate mailings by contacting your broker.

        If you share a household address with another shareholder, and you received duplicate mailings of the proxy materials this year, you may request that your household receive a single set of proxy materials in the future. If you are a registered holder, please contact Aquila's transfer agent, UMB Bank, n.a., at 866-235-0223. If a broker or other nominee holds your shares, contact your broker or nominee.

ITEMS FOR VOTE

PROPOSAL 1

ELECTION OF DIRECTORS

        Three directors of the Company are to be elected to hold office for the term indicated below. The following persons have been designated by the Board as nominees for the office:

Herman Cain	2008 Class	3 years
Patrick J. Lynch	2008 Class	3 years
Nicholas J. Singer	2008 Class	3 years

        We expect that each of the nominees will be available for election, but if any of them is unable to serve at the time of the meeting, the proxy will be voted for the election of another nominee to be designated by the Board.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH NOMINEE FOR DIRECTOR.

AQUILA, INC.

C/O PROXY TABULATOR
P.O. BOX 8027
EDISON, NJ 08818-9332

Please follow the steps below to ensure that your proxy card is properly executed and returned in time to be counted:

If you are voting by mail:

1.
Mark your vote relating to the nominees for director in one of the three boxes to the right of "Election of Directors." If you wish to withhold authority to vote for any individual nominee, mark the "FOR ALL, EXCEPT" box, and write the name of each such nominee on the line provided.

2.
Sign and date this card at the bottom in the space provided, exactly as your name appears on this form above. Joint owners must each sign.

3.
Tear off at the perforation and mail the completed card with signature(s) in the enclosed reply envelope to: Proxy Tabulator, P.O. Box 8027, Edison, NJ 08818-9332.

As an alternative to returning your card by mail, you may vote via the Internet or by using the telephone. We encourage you to take advantage of these other two convenient ways to vote your shares without mailing us your proxy card.

Your vote is important!

To vote using the Internet:		OR	To vote using the telephone:
1.	Go to http://www.eproxyvote.com/ila		1.	Dial 1-800-758-6973 from a touch-tone telephone.
2.	Please have this voting form in hand and follow the instructions when accessing the site.		2.	Please have this voting form in hand and follow the instructions you will hear.

If you choose to vote your shares via the Internet or telephone, there is no need for you to mail us your proxy card.

    FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

A Q L C M

☒	Please mark your votes as in this example.

This proxy when properly executed will be voted in the manner you direct below. If no direction is made, this proxy will be voted FOR the election of directors.

The Board of Directors recommends a vote FOR the election of all director nominees.

AQUILA, INC.

1.	Election of Directors. (Please see reverse)	FOR ALL	WITHHELD ALL	FOR ALL, EXCEPT:
		☐	☐	☐
For, except vote withheld from the following nominee(s):

Mark box at right if you plan to attend the Annual Meeting		☐
Mark box at right if an address change or comment has been noted on the reverse side of this card.		☐

NOTE: Please sign exactly as the name appears above. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please show the applicable full title after your name.
Please be sure to sign and date this Proxy.	Date

Shareholder sign here	Co-owner sign here

AQUILA, INC. ANNUAL MEETING OF SHAREHOLDERS
May 4, 2005, 2:00 p.m.
Grand Ballroom
Clarion Hotel at the Sports Complex
9103 East 39th Street
Kansas City, MO 64133

This proxy is being solicited by the Board of Directors for the Aquila, Inc. 2005 Annual Meeting to be held on May 4, 2005.

The shares will be voted at the Annual Meeting of Shareholders to be held in the Grand Ballroom of the Clarion Hotel at the Sports Complex, Kansas City, Missouri, on May 4, 2005. If the meeting is postponed or adjourned, your appointed Proxies will vote your shares at the rescheduled or reconvened 2005 Annual Meeting.

Election of Directors, Nominees:

01) Herman Cain 02) Patrick J. Lynch 03) Nicholas J. Singer

You are encouraged to mark your choices in the appropriate boxes on the reverse side of this proxy card. If you do not mark any boxes your vote will be voted in accordance with the Board of Directors' recommendation. However, the Proxies cannot vote your shares unless you sign and return this card or vote via telephone or the Internet as instructed on the front of your card.

    FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL

P R O X Y

AQUILA, INC.
PROXY/VOTING INSTRUCTION CARD

By signing this proxy card you are appointing Richard C. Green, Christopher M. Reitz and Rick J. Dobson as your Proxies and attorney in fact, with full power of substitution, to vote all shares of Aquila, Inc. common stock held by you on March 7, 2005, at Aquila's 2005 Annual Meeting of Shareholders on May 4, 2005, or at any adjournment or postponement of such meeting. They will vote your proxy exactly as you have indicated on the reverse side of this card. However, if you do not indicate on the reverse side of this card how you would like your shares to be voted, the proxy card will be voted FOR the election of the nominees for director listed above and according to the discretion of the Proxies on any other matters that may properly come before the meeting.

You may write any comments here:

Please note any change in your address here:

QuickLinks

TABLE OF CONTENTS
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
COMMON QUESTIONS REGARDING OUR ANNUAL MEETING AND PROXY STATEMENT
DIRECTOR INFORMATION
STOCK OWNERSHIP INFORMATION
REPORT ON EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
EXECUTIVE AGREEMENTS
OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES
RETIREMENT PLAN
PERFORMANCE GRAPH
CORPORATE GOVERNANCE
AUDIT COMMITTEE AND INDEPENDENT PUBLIC ACCOUNTANTS
OTHER INFORMATION
ITEMS FOR VOTE
PROPOSAL 1 ELECTION OF DIRECTORS